EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Tokai Pharmaceuticals, Inc. of our report dated May 2, 2014 relating to the consolidated financial statements of Tokai Pharmaceuticals, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 11, 2014